Exhibit 5


                             SHEARMAN & STERLING LLP

                           Avocats au Barreau de Paris                ABU DHABI
                                                                        BEIJING
                         114, AVENUE DES CHAMPS-ELYSEES                BRUSSELS
TOQUE JOO6                         75008 PARIS                       DUSSELDORF
FAX: (33) 01 53 89 70 70       (33) 01 53 89 70 00                    FRANKFURT
                                                                      HONG KONG
                                                                         LONDON
                                                                        MANNHEIM
                                                                     MENLO PARK
                                                                         MUNICH
                                                                       NEW YORK
                                                                          PARIS
                                April 26, 2004                             ROME
                                                                  SAN FRANCISCO
                                                                      SINGAPORE
France Telecom                                                            TOKYO
6, Place d'Alleray                                                      TORONTO
75505 Paris Cedex 15                                           WASHINGTON, D.C.
France



                                 France Telecom

Ladies and Gentlemen:

                  We have acted as French counsel for France Telecom, a French societe anonyme organized under the laws of the Republic of France (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 2,150,000 shares (the "Shares") of common stock, par value (euro)4 per share, of the Company (the "Common Stock"), to be issued pursuant to Liquidity Agreements (contrats de liquidite) to be entered with each participant in the France Telecom Liquidity Plan for U.S. Employees of Orange S.A.

                  In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we have deemed necessary as a basis for the opinion hereinafter expressed.


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                  In the context of such examination, we have assumed:

         (a) the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies and the authenticity of the originals of such documents. In rendering our opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company;

         (b) the due authorization, execution and delivery of the Liquidity Agreements by, and that the same are within the capacity and power of, the parties thereto, other than the Company;

         (c) that the Liquidity Agreements will constitute the legal, valid and binding obligations of the parties thereto, other than the Company, enforceable against such parties in accordance with their terms;

         (d) that the parties to the Liquidity Agreements, other than the Company, will have complied with their respective undertakings thereunder;

         (e) that the meetings of the shareholders and of the Board of Directors of the Company have been and will be duly convened and held, that all formalities required to be fulfilled prior to the convening of such meetings have been and will be fulfilled, that the resolutions adopted at such meetings were and will be duly adopted and that the minutes of such meetings accurately reflect the business carried out, and decisions made, at such meetings;

         (f) that the Shares will be issued, subscribed and delivered in accordance with the Liquidity Agreements and in compliance with the by-laws (statuts) of the Company, the resolutions of the meetings of the shareholders and of the board of directors of the Company and the then applicable law; and

         (g) that the issuance of the Shares will not contravene the provisions of Law No. 93-923 of July 19, 1993, relating to the privatization of French companies.

                  We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to the laws of the Republic of France as in effect on the date hereof, and we do not express any opinion herein as to the effect of the laws of any other jurisdiction.

                  Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned and having regard for such legal considerations as we deem relevant, we are of the opinion that:

                  (1) the Liquidity Agreements have been duly authorized by all necessary corporate action of the Company and, when validly executed on behalf of France Telecom, will constitute legal, valid and binding agreements of France Telecom, enforceable in accordance with their terms.

                  (2) any Shares to be issued pursuant to the Liquidity Agreements will be validly issued and fully paid.

                  Our opinion is subject to the following additional qualifications:

         (a) We express no opinion as to the availability under French law of remedies other than those culminating in a judgment for the payment of money and nothing in our opinion must be taken as indicating that any obligation (except relating to the payment of a sum of money) would be specifically enforceable;

         (b) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally including, without limitation, any judicial reorganization (redressement judiciaire), judicial liquidation (liquidation judiciaire), amicable settlement (reglement amiable), appointment of an ad-hoc agent (mandataire ad-hoc) or judicial administrator (administrateur judiciaire) or any procedure in accordance with Livre Sixieme of the French Code de commerce or any similar proceedings in any jurisdiction other than the Republic of France, and our opinion is given subject to the application of all such laws which may affect the performance by the parties of the provisions of the Liquidity Agreements and the enforceability thereof;

         (c) In respect of payment obligations, French courts have the power under Article 1244-1 of the French Code Civil to defer or otherwise reschedule payment dates (for no more than two years), taking into account the debtor's position and the creditor's needs. French courts may also decide that the deferred amounts will bear interest at a reduced rate (but at least equal to the legal rate in France) and/or that any payments made by the debtor must be applied in priority towards the repayment of the principal due. Pursuant to
                  Article 1244-2 of the French Code Civil, any decision of a French court under Article 1244-1 will stay enforcement proceedings brought by such creditor against such debtor;

         (d) Claims may become time-barred under the relevant provisions of French law or may become subject to the defense of set-off or counterclaim (demandes reconventionnelles);

         (e) We express no opinion as to the enforceability under French law of agreements executed by electronic means;

         (f) French courts have discretion to decrease (or, as the case may be, increase) the amount of any damages, indemnities, penalties or default or late payment interest provided for in an agreement to the extent they would deem them manifestly excessive (or, as the case may be, inadequate) or, in the event that such agreement is partially performed, decrease such amount proportionally to the benefit derived by the creditor from such partial performance;

         (g) In the event of judicial proceedings relating to the enforcement of a payment obligation denominated in a currency other than euros, French courts may, if requested, render a judgment in the foreign currency in which such payment obligation is denominated. However, if a judgment awarded by a French court were to be expressed in euros, it would normally be expressed by reference to the exchange value of the relevant amount of the foreign currency at the rate of exchange prevailing on the effective date of payment or on the date of the judgment. It should be noted, however, that if, after having obtained a judgment from a French court on the Liquidity Agreements, a party was to seek a separate judgment on the basis of any provision relating to exchange rate indemnities, the court might hold that such provision did not survive the original judgment and I express no opinion on any such provision; and

         (h) The Liquidity Agreements must be translated into French by an official translator in order to be submitted as evidence in any action or proceedings before a French court or governmental body or to be used for any purpose relating to governmental bodies.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. This letter speaks only as of the date hereof and we disclaim any obligation to advise you or any such other person of changes in law or fact that occur after the date hereof.


                                              Very truly yours,


                                              /s/ Shearman & Sterling

HL/JE/cc